Exhibit 10.4

SUPPLY AND COMMERCIALIZATION AGREEMENT

BY AND BETWEEN

GUANGZHOU INTER-PACIFIC ARTS CORP.
AND

VIASPACE GREEN ENERGY, INC.

September 30, 2012

SUPPLY, LICENSE AND COMMERCIALIZATION

AGREEMENT BY AND BETWEEN

GUANGZHOU INTER-PACIFIC ARTS CORP.
AND

VIASPACE GREEN ENERGY, INC.

THIS SUPPLY, LICENSE AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into as of the 30th day of September 2012 (the “Effective Date”) by and between Guangzhou Inter-Pacific Arts Corp., a company formed under the laws of the People’s Republic of China, with offices located in the Guangdong province (“IPA China”) and VIASPACE Green Energy, Inc., a British Virgin Islands company (“VGE”). IPA China and VGE are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Except as otherwise defined within the text, capitalized terms and phrases shall have the meaning ascribed thereto in Article 1 of this Agreement.

RECITALS:

IPA China controls certain know-how and other rights related to Giant King Grass. Through its stock ownership in IPA China through the Effective Date, VGE has garnered considerable knowledge and experience in promoting and marketing Giant King Grass. IPA China and VGE believe that a license and supply arrangement regarding Giant King Grass would be desirable and beneficial to both Parties. On and subject to the terms and conditions set forth herein, IPA China and VGE therefore desire to provide for the supply and commercialization of Giant King Grass as described herein.

NOW, THEREFORE, in consideration of the covenants and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby enter into this Agreement:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following expressions shall have the meanings ascribed thereto as follows, unless the context expressly requires otherwise:

“Action” shall mean any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, or other legal proceeding.

“Affiliate” shall mean any entity that controls, is controlled by, or is under common control with a Party. Without limiting the generality of the foregoing, a Person shall be regarded as in control of another Person if it, directly or indirectly, owns, controls or otherwise possesses: (a) in excess of fifty percent (50%) of the voting stock or other applicable ownership interest thereof of the other Person or (b) the power to direct or cause the direction of the management and policies of such other Person.

“Business Day” shall mean a day on which banking institutions in both Atlanta, Georgia and Los Angeles, California are open for business.

“Commercial License” shall have the meaning ascribed thereto in Section 2.1(a) of this Agreement.

“Commercialization” or “Commercialize” shall mean to import, grow, sell, market and distribute a product, plant or material.

“Competitive Product” shall have the meaning ascribed thereto in Section 2.2 of this Agreement.

“Confidential Information” shall mean any and all technical, financial, business and other information, including, without limitation, Trade Secrets, that is (a) of tangible or intangible value to the Disclosing Party or of any Affiliate thereof or any Business Contact of Disclosing Party or any such Affiliate, or (b) otherwise clearly marked by such Party or Affiliate thereof as confidential at the time of disclosure or, if disclosed orally or visually, is stated to be confidential and is subsequently documented in writing or other tangible form with such conspicuous designation that is delivered to the Receiving Party within a reasonable period of time following any such disclosure, which information shall be deemed to include, without limitation, financing structures and proposals, proprietary technology, concepts, designs, ideas, inventions, research, development, compounds, biological materials, patent applications, know-how and other intellectual property rights; the work product; business contacts and other customers and suppliers and agreements or understanding with any of them; pricing information and strategy; business practices, procedures, processes, methodologies, plans, techniques and strategies; standard operating procedures; product specifications (including, without limitation, the genetic or biologic composition or makeup thereof) and testing results, financial information (such as tax returns, financial statements, accounting records, audit letters, work papers, expert opinions); counsel and other advisory opinions; and all other information relating thereto, along with this Agreement and any term or condition hereof, and any and all such information of any Third Party that is provided to us under restrictions on either disclosure or use (or both). Notwithstanding the foregoing, Confidential Information shall not include information that (a) is known to the Receiving Party at the time of the disclosure, as evidenced by its written records; (b) is disclosed to the Receiving Party by a Third Party lawfully in possession of such information and not under an obligation of nondisclosure; (c) is or becomes patented, published or otherwise part of the public domain through no fault of the Receiving Party; (d) is developed by or for the Receiving Party independently of Confidential Information disclosed hereunder as evidenced by Receiving Party’s written records or other competent evidence; or (e) is required by law to be disclosed by Receiving Party, provided that the Receiving Party gives the Disclosing Party hereto prompt notice of such legal requirement such that such Disclosing Party shall have the opportunity to apply for confidential treatment of such Confidential Information. For purposes of this Agreement, the following information shall be deemed to constitute the Confidential Information of IPA China: any and all proprietary technology, concepts, designs, ideas, inventions, research, development, compounds, biological materials, patent applications, know-how and other intellectual property rights; work product; procedures, processes, methodologies, plans, techniques and strategies; standard operating procedures; product specifications (including, without limitation, the genetic or biologic composition or makeup thereof) and testing results for, relating to or arising out of the IPA China IP, including, without limitation, GKG and GKG IP.

“Contract Year” shall mean a period consisting of twelve (12) consecutive calendar months commencing on the Effective Date or anniversary thereof of each year.

“Control” or “Controlled” shall mean, shall mean, with respect to any intellectual property right or other intangible property, the ability of a Party or its Affiliates to grant to any other Person a license or sublicense to use such rights without violating the rights of any Third Party.

“Deliver” or “Delivery” shall mean delivery to VGE or a customer thereof of a product described in a Purchase Order issued to IPA China pursuant to this Agreement.

“Designated Representatives” shall mean those officers, directors, employees and agents of Receiving Party, who are provided Confidential Information and other proprietary information on a “need to know” basis only and are directed and required in writing by such Receiving Party to both maintain the disclosed information in strict confidence and exclusively use such information solely in connection with performing such Party’s obligations under this Agreement.

“Disclosing Party” shall mean that Party that is making a disclosure of its Confidential Information or Trade Secrets (or both) to the Receiving Party.

“Dollar” and the symbol “$” mean lawful money of the United States of America.

“Final Product Transfer Price” or “FPTP” shall mean the actual cost of Manufacturing, along with the fully allocated overhead associated therewith, for Giant King Grass Delivered to VGE under this Agreement, which cost shall be determined in accordance with GAAP and fixed for the first Contract Year and then increased thereafter by 15% for each succeeding Contract Year or such greater costs and expenses to the extent the same are substantiated to VGE. For example, as of the Effective Date, the FPTP for 45,000 GKG nodes is $1,800.

“First Commercial Launch” shall mean the date on which occurs the first commercial sale of the Product or Process in each country within the VGE Territory.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis. Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.

“GKG IP” shall mean the GKG Tradename and the customer list relating to Giant King Grass and the contact information identified therein.

“GKG Tradename” shall mean the name “Giant King Grass,” “GKG” or any other derivative thereof.

“Giant King Grass” or “GKG” shall mean the high yield, non-genetically modified, natural hybrid grass that was received and licensed by VGE from IPA China under the Parent License (as defined in Section 8.2).

“Improvements” shall mean any and all procedures, processes, developments, modifications, derivatives, uses or other inventions or discoveries on or relating to Giant King Grass.

“Intellectual Property Rights” or “IP” shall mean patents, patent applications, trademarks, trademark applications, trademark registrations, tradenames, service marks, copyright, copyright applications and registrations, Trade Secret and all other such intellectual property rights.

“IPA China” shall mean Guangzhou Inter-Pacific Arts Corp., a Chinese wholly-owned foreign enterprise registered in Guangdong province.

“Legal Fees” shall mean the fees and expenses (including attorneys’ fees) not to exceed $40,000 incurred by Sung Chang or IPA China or any other Affiliate thereof (as determined after the Effective Date) in connection with the negotiation and preparation of this Agreement and all documents relating thereto and the recapitalization of IPA China and any and all documents relating thereto.

“Manufacturing” or “Manufacture” shall mean activities directed to planting, growing, harvesting, producing, manufacturing, processing, filling, finishing, packaging, storage and quality assurance testing of a product, plant or material, whether in bulk or finished goods or otherwise.

“Net Sales” means, for any period, the aggregate gross amounts invoiced for sales of a Product or any Improvement thereon or Process relating thereto in the VGE Territory (“Gross Sales”), less good faith estimates of the following deductions to the extent specifically relating to sales and normal and customary for a product of the nature of Giant King Grass and evidenced by independent substantiation, which shall be adjusted to actual on a periodic basis (no less frequently than annually):

(a) Credits or allowances actually granted for damaged Giant King Grass, returns or rejections of Giant King Grass, chargebacks, price adjustments and billing errors taken within 12 months of the initial sale to which they relate, each to the extent consistent with a Party’s usual course of dealing for its products other than Giant King Grass;

(b) Normal and customary trade, cash and quantity discounts, allowances and credits, in amounts customary in the trade not to exceed Seven Percent (7%) of the invoice amount actually paid or granted in respect of each such sale, each to the extent consistent with a Party’s usual course of dealing for its products other than Giant King Grass;

(c) Commissions;

(d) Sales taxes, VAT and other taxes applied to the sale of Giant King Grass to the extent included in the gross amount invoiced; and

(e) An allowance for bad debt, which shall in no event be greater than an amount reasonably approved by VGE’s independent auditors.

“Person” shall mean an individual, corporation, company, partnership, organization or any similar entity.

“Pick Up Date” shall mean the date on which Delivery is made in accordance with Article 5 of this Agreement.

“Process” shall mean any process relating to a Product that is developed, made or manufactured from IPA China Confidential Information, which, as the case may be, has not been made the subject of a public disclosure or that has not otherwise become available to the public, except through the issuance of a patent.

“Product” shall mean any material, plant, or product comprised, in whole or in part, of Giant King Grass.

“Receiving Party” shall mean the Party that is in receipt of the Confidential Information delivered to it by the Disclosing Party.

“Term” shall mean the term of this Agreement as defined in Section 10.1 hereof.

“Third Party” shall mean any Person other than a Party under this Agreement.

“Trade Secrets” shall mean each respective Party’s know-how and other proprietary information (including, but not limited to business information, technical or non-technical data, financial data, financial plans, lists of customers or suppliers) that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. To the extent that applicable law mandates a definition of “trade secret” inconsistent with the foregoing definition, then the foregoing definition shall be construed in such a manner as to be consistent with the mandated definition under applicable law. For purposes of this Agreement, the following Confidential Information shall be deemed to constitute the Trade Secrets of IPA China: any and all proprietary technology, concepts, designs, ideas, inventions, research, development, compounds, biological materials, patent applications, know-how and other intellectual property rights; work product; procedures, processes, methodologies, plans, techniques and strategies; standard operating procedures; product specifications (including, without limitation, the genetic or biologic composition or makeup thereof and parent plants) and testing results for, relating to or arising out of the IPA China IP, including, without limitation, GKG and GKG IP.

“VGE Territory” shall mean the world.

ARTICLE 2

GRANT OF LICENSE

AND

APPOINTMENT OF DISTRIBUTOR

2.1 Commercialization License. Subject to the terms and conditions of this Agreement, including, without limitation, the payment of the FPTP, royalties and any and all other fees, costs and expenses described in and Section 8.2 of this Agreement, IPA China hereby grants to VGE for the Term a nontransferable, royalty-bearing exclusive license to Commercialize Giant King Grass within the VGE Territory and to use the GKG IP and IPA China Tradename, including, without limitation, to reproduce and publicly display the IPA China Tradename and GKG Tradename solely in connection with its license to Commercialize Giant King Grass and as otherwise provided in this Agreement, with rights of and to sublicense without approval by IPA China (the “Commercial License”). VGE shall use the IPA China Tradename and GKG IP only for the purposes set forth in this Agreement and in compliance with applicable laws. VGE agrees that it will do nothing inconsistent with IPA China’s ownership of the IPA China Tradename or GKG IP, with its use thereof inuring to the benefit of and be on behalf of IPA China as the licensor. VGE shall use the IPA China Tradename and GKG Tradename in such manner that it creates a separate and distinct impression from any other trademark, tradename or service mark and maintain at all times during the Term the good name and reputation of IPA China and such tradenames.

2.2 IPA China’s Restrictive Covenants. Except as otherwise provided in this Agreement, as of the Effective Date and for the Term, IPA China will refrain from directly or indirectly, including, without limitation, through a third party, (a) attempting to commercialize or commercialize Giant King Grass in the VGE Territory, or (b) the Manufacture, Commercialization or research or development of a grass similar or otherwise having competitive properties to Giant King Grass (or attempting such actions) in the VGE Territory other than in the People’s Republic of China and Taiwan; or (c) knowingly supplying GKG or otherwise licensing GKG IP within the other than in the People’s Republic of China and Taiwan for resale or use of GKG within other parts of the VGE Territory.

ARTICLE 3

RESERVATION OF RIGHTS

Except as expressly granted under the Commercial License, IPA China reserves to itself any and all rights to the Giant King Grass and the IPA China IP.

ARTICLE 4

COMMERCIALIZATION

Reporting of Sales. VGE shall provide to IPA China detailed written reports within thirty (30) days following the last day of each calendar quarter (commencing with the first calendar quarter during a Contract Year in which the First Commercial Sale is made of any Giant King Grass in the VGE Territory), which reports shall account for unit volume, gross sales price and any and all reductions or adjustments thereto, Net Sales and Giant King Grass inventories, which records shall be maintained for the period described in Section 6.4(a) of this Agreement.

ARTICLE 5

SUPPLY OF PRODUCTS

5.1 In General. VGE purchase orders for Giant King Grass seedlings will be filled at the Final Product Transfer Price, plus any amounts described in Section 6.8, below, with any all such amounts being paid by VGE to IPA China on or before Delivery.

5.2 Growing Costs. IPA China will pay the ongoing expenses for Giant King Grass currently growing in the Guangdong province, and VGE will pay the expenses for any other test plots grown at VGE’s request and approved by IPA China. Consistent with such efforts, upon reasonable prior notice, IPA China will allow VGE, at VGE’s sole cost and expense, to visit the Giant King Grass location and test plots controlled by IPA China or any Affiliate thereof in the Guangdong province with current and potential customers upon reasonable prior notice, and IPA China will be allowed to visit all such locations and growing locations controlled by VGE or any Affiliate thereof or any customer distributor or such other vendor of VGE or any such Affiliate.

5.3 Purchase Orders. VGE or its customers shall submit to IPA China purchase orders for Giant King Grass (“Purchase Orders”) for purchase of the Product at the FPTP at least sixty (60) days before Delivery, which date shall be set forth in the Purchase Order. Each Purchase Order shall be in writing and shall specify (a) the quantity of Giant King Grass to be delivered; (b) VGE’s required Pick Up Date of such Giant King Grass, provided, however, that in no event shall the Pick Up Date be sooner than sixty (60) days after the date of the Purchase Order; and (c) the name, address and phone number of the person to receive the notice of receipt.

5.4 Acceptance of Purchase Orders. Provided that VGE has complied with Sections 5.3 and 5.4, IPA China shall accept and use its commercially reasonable efforts (subject to Section 12.1 of this Agreement; e.g., the failure of GKG to grow in the winter months) to fulfill the Purchase Orders. In the event that IPA China wishes to reject a Purchase Order due to a failure by VGE to comply with Sections 5.3 or 5.4, it shall notify VGE of its decision to do so within ten (10) Business Days after IPA China’s receipt of the Purchase Order with an explanation of the reasons for the rejection.

5.5 Purchase Order Changes. If VGE requests changes to any Purchase Order prior to the Pick Up Date of Giant King Grass, IPA China will attempt to accommodate such changes within its reasonable distribution capabilities and efficiencies. IPA China shall advise VGE of its fully burdened costs associated with making any such change and VGE shall be deemed to have accepted the obligation to pay IPA China for such costs if VGE directs IPA China in writing to proceed to make the change after receiving notice of such costs.

5.6 Standard Terms. It is understood that each Party may, for convenience, use its own standard pre-printed forms of the Purchase Orders, acknowledgements, acceptances or invoices in the performance of its obligations hereunder; provided, however, that any terms, conditions or provisions in such pre-printed forms which are inconsistent with or which modify or supplement this Agreement shall be null and void.

5.7 Invoicing and Delivery of Giant King Grass. IPA China shall invoice VGE upon or as soon as reasonably practicable following its receipt and acceptance of a Purchase Order for the Delivery of Giant King Grass. Except as otherwise provided in IPA China’s invoice, VGE shall pay the invoiced amount in no event later than the Pick Up Date. Each order of Giant King Grass under a VGE Purchase Order may be picked up by VGE after the Pick Up Date, but in no event prior to the date on which VGE shall have paid in full the invoiced amount, with Delivery being deemed accepted by VGE upon and coincident with the Pick Up Date. Delivery shall be made EXW (Incoterms 2010) at the Guangdong airport location for VGE’s designated common carrier in the Peoples Republic of China, with IPA China having no responsibility to VGE for any losses, damages, costs or expenses for or resulting from Delivery on or after the Pick Up Date or for failure to Deliver or failure to timely Deliver Giant King Grass due to an event described in Section 12.1 of this Agreement.

ARTICLE 6

PURCHASE PRICE, MILESTONE

AND

ROYALTY PAYMENTS

6.1 Final Giant King Grass Transfer Price. VGE shall pay to IPA China on or before the Pick Up Date the per unit FPTP for the Giant King Grass Delivered by IPA China in accordance with each respective or applicable Purchase Order as provided in Article 5 above.

6.2 Royalty Payments. In consideration for the Commercial License, VGE shall pay to IPA China the royalties on its Net Sales of Giant King Grass as set forth on that Exhibit “A,” entitled “Royalty Payments.”

6.3 Royalty Reports; Payment Due Dates.

(a) In General. VGE shall maintain its customary form of records reasonably required, which records shall (i) be complete, true and accurate in all material respects, (ii) reflect the computation of the amounts due and owing to IPA China, on a country-by-country basis, including, without limitation, the Royalty Report below, (iii) be in sufficient detail so as to enable IPA China to confirm compliance by VGE of its obligations under this Agreement and (iv) be maintained for at least three (3) years after the end of each Contract Year during the Term.

(b) Royalty Report. In addition to the reports to be provided to IPA China under Section 4.3 of this Agreement, VGE shall provide IPA China a non-binding royalty estimate within fifteen (15) days after close of each calendar quarter. VGE will provide to IPA China, at the same time as each royalty payment is made, a complete, true and accurate written report showing: (i) the gross sales made for purposes of calculating Net Sales and the calculation of Net Sales determined from such gross sales for and during the applicable calendar quarter period, along with any and all reductions from such gross sales; (ii) the calculation of the royalty due and payable for such reporting period; (iv) the First Commercial Launch date(s) of the Product or Process in each country within the VGE Territory; and (v) any other information reasonably requested by IPA China to verify the accuracy of the royalty payments hereunder.

(c) IPA China’s Right to Audit. VGE shall, not more than one time per Contract Year, during normal business hours, permit auditors designated by IPA China, at IPA China’s expense and upon thirty (30) days written notice, full rights of inspection and audit of VGE’s books, records and operations, including, without limitation, any and all of the manufacturing, sales and growing locations of VGE and any customer, affiliate, distributor or other such vendor thereof.

(d) Handling of Underpayment. In the event that the audit contemplated in this paragraph reveals any underpayment, VGE shall remit promptly, but in no event later than thirty (30) days following the date on which any such audit results are presented to VGE, to IPA China the amounts thereof, and if VGE fails to remit payment within such 30 day period, IPA China shall be permitted to pursue all legal and equitable remedies available to it pursuant to this Agreement as well as all applicable laws. In the event that the underpayment is more than five percent (5%) of the amount due for the period audited, VGE shall also remit to IPA China the entire reasonable and documented cost of such audit.

6.4 Payment Terms. All payments to be made pursuant to this Agreement shall be made by VGE to IPA China in United States Dollars. All late payments shall accrue interest from the date owing until paid in full at a rate equal to the lower of fifteen percent (15%) per annum or the highest rate permitted by applicable law.

6.5 Foreign Exchange. With respect to Net Sales invoiced or expenses incurred in United States Dollars, the Net Sales or expense amounts and the amounts due to IPA China under this Agreement shall be expressed in United States Dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than United States Dollars, the Net Sales or expense shall be expressed in the currency in which such Net Sales were invoiced or such expense was incurred, together with the United States Dollar equivalent, calculated using the average of the spot rate on the first and last Business Days of the Calendar Quarter in which the Net Sales were made or the expense was incurred. The 12:00 Noon Buying Rates, as certified by the NY Federal Reserve Bank (currently and historical rates can be found on their website at www.ny.frb.org), shall be used as the source of spot rates.

6.6 Blocked Payments. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for VGE or any Affiliate or sublicensee thereof, to transfer, or have transferred on its behalf, fees or other payments due to IPA China under this Agreement, VGE shall promptly notify in writing IPA China of the conditions preventing such transfer and such fees or other payments shall be deposited in local currency in the relevant country to the credit of IPA China in a recognized banking institution designated by IPA China or, if none is designated by IPA China within a period of thirty (30) days, in a recognized banking institution selected by VGE or its Affiliate or sublicensee, as the case may be, and identified in a written notice delivered to IPA China.

6.7 Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, value-added tax or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the Manufacture, sale or transportation of Giant King Grass sold to VGE by IPA China pursuant to this Agreement (“Taxes”) shall be the responsibility of VGE. Should VGE be obligated by law to withhold any Taxes on payments made to IPA China for product invoiced under this Agreement, the payment due hereunder shall be increased such that after the withholding of the appropriate amount, IPA China receives the amount that would have been paid but for the Taxes withheld. VGE shall pay all such Taxes in a timely manner and promptly provide IPA China with a receipt evidencing such payment. Should IPA China be obligated to pay such Taxes, and such Taxes were not satisfied by way of withholding, VGE shall promptly reimburse IPA China for such payment, in an amount such that after the payment of the Taxes, IPA China has received the same amount that it would have received had such Taxes not been payable. Such taxes shall be reflected on the invoices as provided in the Article 5 of this Agreement.

ARTICLE 7

[Reserved.]

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 IPA China’s Ownership of Giant King Grass. As between the parties, IPA China owns and shall retain all right, title and interest in and to Giant King Grass, the IPA China Tradename and the GKG IP and any and all other intellectual property relating thereto, whether in or outside of the VGE Territory, including any and all modifications, improvements and other Results relating to Giant King Grass, whether created, invented or otherwise developed by VGE or any Affiliate thereof or any director, employee, contractor or agent of either VGE or any such Affiliate thereof (the “IPA China IP”). All registrations, trademarks, domain names and other Intellectual Property right relating to IPA China IP shall be registered in the name of IPA China, and any IPA China IP in the name or possession of VGE will immediately be assigned, transferred or returned to IPA China as a condition to the Commercial License.

8.2 IPA China Intellectual Property. This Agreement, to include, without limitation the Commercial License, is a sublicense and, as such, is subject to and expressly limited by the terms and conditions of that certain license, which itself is a sublicense, entered into by and between IPA China and its licensor (the “Parent License”) and that certain license entered into by and between the licensee under the Parent License and the original licensor (the “Grandparent License”), and notwithstanding any provision of this Agreement to the contrary, IPA China grants no right and makes no covenant to VGE that is broader than or otherwise exceeds the scope of rights and covenants granted to IPA China under either (or both of) the Parent License or Grandparent License, as the case may be. To the knowledge of IPA China, no act or omission has occurred since the 30th day of July 2012 that would have a material adverse effect on the Parent License. IPA China hereby agrees to use commercially reasonable efforts to maintain the Parent License in accordance with its terms and condition.

8.3 Review of Use. IPA China shall have the right to review and approve in advance VGE’s use of the IPA China Tradename and GKG Tradename, which approval shall not be unreasonably withheld, delayed or conditioned. VGE shall make as soon as reasonably practicable all changes to the usage of either the IPA China Tradename or GKG Tradename on any documents and materials containing either such tradename as reasonably requested by IPA China.

8.4 Inspection. IPA China shall have the right, at its expense, to inspect at reasonable times, either itself or through its duly authorized representatives, all or any portion of VGE’s books, records, properties and facilities, and advertising and marketing documents. To the extent applicable, such inspection shall be made in accordance with Section 6.4 (c). VGE agrees to cooperate fully with any such inspection by IPA China and make VGE’s employees available to answer IPA China’s questions as part of such inspection.

8.5 IPA China Intellectual Property. VGE shall promptly notify IPA China of all IPA China Intellectual Property of which it becomes aware. VGE hereby assigns and shall assign to IPA China all of VGE’s right, title and interest in and to the IPA China Intellectual Property. VGE shall provide IPA China with reasonable assistance, at IPA China’s cost (except as set forth in this Section), to obtain, perfect and enforce all rights, title and interest in the IPA China Intellectual Property, including, without limitation, the execution of any patent applications and assignment agreements as and to the extent IPA China elects to obtain, perfect, prosecute or enforce any such applications and assignments. In the event IPA China is unable to secure VGE’s signature on any document hereunder, VGE designates and appoints IPA China and its duly authorized representatives as its agents and attorneys-in-fact to act for and on its behalf to execute such documents. Consistent with the forgoing, IPA China will be responsible for, at IPA China’s sole election, cost and expense, the filing and prosecution of any and all Intellectual Property Rights in the VGE Territory with respect to Giant King Grass or any IPA China IP.

8.6 Notice, Enforcement and Defense of Intellectual Property Infringement. VGE agrees to promptly notify IPA China of any conflicting use or any suspected act of infringement, passing-off or unfair competition involving the IPA China Intellectual Property by any Third Party, or any allegations that the sale or use of the IPA China Intellectual Property within the VGE Territory infringe upon the Intellectual Property Rights of any Third Party, of which VGE may become aware. IPA China shall have the sole and exclusive right, at IPA China’s sole discretion, to prosecute, maintain and enforce all IPA China IP and prosecute or defend any and all infringement actions against any Person infringing Giant King Grass or any Intellectual Property right relating to the IPA China IP, including, without limitation, to engage in any and all court proceedings necessary to protect its rights in the IPA China Intellectual Property or to settle any disputes involving such unauthorized acts or such allegations relating thereto, with IPA China retaining any and all recoveries; provided that if IPA China fails to enforce the GKG IP, then VGE shall have, to the extent permitted under applicable law, the right and power, at its sole cost and expense to do so. Further, VGE agrees to fully cooperate with IPA China at IPA China’s request (and at IPA China’s cost) to help terminate such activities by Third Parties, but shall not, without the express written consent of IPA China, engage in any court proceedings against, enter into any settlement discussions with or in any other way attempt to terminate said activities by Third Parties.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality. Except as and to the extent related to the discharge of its duties and obligations under this Agreement, the Receiving Party agrees that all Confidential Information disclosed by the Disclosing Party or any Affiliate thereof to VGE hereunder shall be received and maintained by the VGE in strict confidence, shall not be used for any purpose whatsoever, and shall not be disclosed to any Third Party (including, without limitation in connection with any publications, presentations or other disclosures) other than its Designated Representatives for the Term of this Agreement and for a period of five (5) years following the termination or expiration of this Agreement; except, however, that in the case of Confidential Information that otherwise constitutes a Trade Secret, the Disclosing Party hereby agrees that it shall in no event disclose any such information to Third Parties other than its Designated Representatives for the period during which any such information shall continue to constitute a trade secret under applicable law.

9.2 Return of Confidential Information. The Receiving Party shall keep the Confidential Information owned or in which rights are held by the Disclosing Party or any Affiliate thereof in appropriately secure locations. Upon the expiration or termination of this Agreement, any and all such Confidential Information possessed in tangible form by the Receiving Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party.

9.3 Ancillary Agreement. This Article 9 shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of one party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Article.

ARTICLE 10

TERM; TERMINATION

10.1 Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue thereafter in full force and effect in perpetuity.

10.2 Grounds for Termination.

(a) Termination by Mutual Agreement. This agreement may be terminated by mutual written agreement of the Parties.

(b) Termination For Cause. Either Party may terminate this Agreement for cause if the other party materially breaches this Agreement, which breach is not cured to the reasonable satisfaction of the non-breaching party within thirty (30) days after written notice from the non-breaching Party specifying the material breach; provided, however, that in the case of a breach of this Agreement on account of any failure to pay timely by VGE, the period for cure of any such breach shall be ten (10) days, with VGE having the right to cure any such payment default not more than once during any twelve (12) consecutive calendar monthly period. Consistent with the foregoing, IPA China shall have the right, in its sole and absolute discretion, to cease Delivery of any Giant King Grass until VGE has cured any such material breach for which it is given notice under this Agreement; provided, however, that if and to the extent VGE shall have fully paid for finished product that is the subject of an invoice, then IPA China will nevertheless Deliver such product in accordance with Article 5.

(c) Termination for Insolvency. To the extent permitted by applicable laws, either Party may terminate this Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, which appointment is not dismissed within ninety (90) days, (ii) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within ninety (90) days thereafter, or (iii) insolvency, dissolution or liquidation of or an assignment for the benefit of creditors by a Party.

(d) Termination of Parent or Grandparent License. If by virtue of any termination of either the Parent License or Grandparent License, IPA China is unable to otherwise perform its material obligations hereunder, this Agreement may be terminated by either Party upon ten (10) days written notice.

10.3 Consequences of Termination.

(a) Termination of Agreement. Upon any termination or other expiration of this Agreement, among other things, the Commercial License shall terminate and VGE shall forthwith terminate and cease its use of Giant King Grass and the IPA China IP and any further Commercialization of Giant King Grass in the VGE Territory. Immediately upon any such termination or expiration, all rights of VGE to the IPA China IP, including, without limitation, the Giant King Grass and GKG IP, along with any and all other Intellectual Property relating thereto, shall terminate and revert to IPA China.

(b) Conversion To Nonexclusive License. In lieu of terminating this Agreement under Section 10.2(b) above, IPA China may, in its sole discretion, elect to convert this Agreement and the rights hereunder to a nonexclusive license for the remainder of the applicable Initial Term or Renewal Term, in which event such nonexclusive license shall be subordinate to the grant thereafter by IPA China of any rights therein to a Third Party and the provisions of Section 2.3 of this Agreement shall upon and coincident therewith be and become thereafter null and void as and to the extent otherwise applicable to IPA China or any Affiliate thereof or any third party acting for and on behalf of IPA China or any such Affiliate.

(c) Return of IPA China Property. Promptly upon, but in no event later than 15 consecutive calendar days thereafter, the expiration or earlier termination of this Agreement, VGE, at VGE’s sole cost and expense, shall transfer, assign and otherwise deliver unconditionally and irrevocably to IPA China all of the GKG IP, including, without limitation, the GKG Tradename, and any and all books, records, reports, files, documents and other information relating thereto, and the IPA China IP and any and all other IPA China property relating to Giant King Grass and the Commercialization thereof. VGE acknowledges and agrees that all rights, title and interest in and to the foregoing shall remain exclusively with IPA China following termination of this Agreement.

(d) Reports. VGE shall render an accounting to IPA China of any royalties and other payments that may be due to IPA China under the terms of this Agreement.

(e) Sublicenses of Licensed Technology. Upon the expiration or earlier termination of this Agreement, any and all sublicenses, if any, granted under this Agreement shall terminate except as and to the extent expressly permitted otherwise thereunder.

10.4 Survival. The following Articles and Sections of this Agreement shall survive termination or expiration of this Agreement: Sections 4.3 and Articles 3, 5, 6, 8, 9, 10, 11 and 12 and any other provision which by its nature would continue past such expiration or termination.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES;

INDEMNIFICATION; LIMITATION ON LIABILITY

11.1 Compliance with Laws. VGE shall comply in all material respects with all laws, regulations and standards applicable to the Commercialization of Giant King Grass, including, without limitation, the handling, storage, marketing, distribution and sale thereof, in the VGE Territory. IPA China shall comply in all material respects with all applicable laws regulating the Manufacture GKG under this Agreement. IPA China shall not, and it shall cause its Affiliates and sublicensee, if any, to not, do anything that would materially adversely affect the reputation of Giant King Grass within the IPA China Territory.

11.2 IPA China Representations and Warranties. As of the Effective Date, IPA China makes the following representations and warranties to VGE:

(a) Status. IPA China is a corporation duly organized and validly existing under the laws of the British Virgin Islands. No action has been taken by the directors, officers or stockholders of IPA China to dissolve IPA China. IPA China has the corporate power and authority to enter into this Agreement and to perform all its obligations hereunder.

(b) All Necessary Proceedings. IPA China has taken all necessary corporate actions and proceedings to enable it to enter into this Agreement.

(c) No Violation. Subject to Section 8.2 of this Agreement, the execution, delivery and performance of this Agreement by IPA China: (i) does not and will not violate or conflict with, in any material respect, any applicable law or any provision of its certificate of incorporation or bylaws; and (ii) does not and will not, in any material respect, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, any agreement or obligation between it and any Third Party.

11.3 VGE Representations and Warranties. As of the Effective Date, VGE makes the following representations and warranties to IPA China:

(a) Status. VGE is a corporation duly organized and validly existing under the laws of the State of Nevada. No action has been taken by the directors, officers or shareholders of VGE to dissolve VGE. VGE has the corporate power to enter into this Agreement and to perform all its obligations hereunder.

(b) All Necessary Proceedings. VGE has taken all necessary corporate actions and proceedings to enable it to enter into this Agreement.

(c) No Violation. The execution, delivery and performance of this Agreement by VGE: (i) does not and will not violate or conflict with, in any material respect, applicable law, or any provision of its articles of incorporation or by-laws; and (ii) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of Giant King Grass or its property or assets pursuant to any agreement or obligation between it and any Third Party.

(d) Compliance. VGE has and shall continue to comply with all applicable laws relating to Commercialization, including, without limitation, to the handling, storage, distribution and sale, of Giant King Grass in the VGE Territory. VGE shall not, and it shall cause its Affiliates and sublicensee, if any, to not, do anything that would materially adversely affect the reputation and goodwill of IPA China or of IPA China’s Affiliates or materially adversely affect the reputation of Giant King Grass or the IPA China Tradename.

11.4 Indemnification by VGE. VGE shall indemnify and hold harmless IPA China and each of its Affiliates and each director, officer, employee, agent, successor and assign of IPA China and each such Affiliate (collectively, the “IPA China Indemnified Parties”), from, against and in respect of any and all Actions and any liabilities, losses, costs (including costs of investigation, defense and enforcement of this Agreement), damages, fines, penalties, expenses or amounts paid in settlement (in each case, including reasonably and actually incurred attorneys' and experts fees and expenses) of any such Actions asserted by a Third Party against any of the IPA China Indemnified Parties as a result of, arising out of or relating to, directly or indirectly, any one or all of the following: (i) Giant King Grass, including, without limitation, the manufacturing, supply, marketing, sale, distribution or other Commercialization of any Product, Improvement or Process thereof; (ii) any breach of, or inaccuracy in, any representation or warranty made by VGE under this Agreement; or (iii) any breach or violation of any covenant or agreement by VGE or other VGE Indemnified Party (including under this Section) under or pursuant to this Agreement.

11.5 Indemnification by IPA China. IPA China shall indemnify and hold harmless VGE and each of its Affiliates and each director, officer, employee, agent, successor and assign thereof (collectively, the “VGE Indemnified Parties”), from, against and in respect of any and all Actions and any liabilities, losses, costs (including costs of investigation, defense and enforcement of this Agreement), damages, fines, penalties, expenses or amounts paid in settlement (in each case, including reasonably and actually incurred attorneys' and experts fees and expenses) of any such Actions asserted by a Third Party against any of the VGE Indemnified Parties as a result of, arising out of or relating to, directly or indirectly, any one or all of the following: (i) any breach of, or inaccuracy in, any representation or warranty made by IPA China in this Agreement; or (ii) any material breach or violation of any covenant or agreement of IPA China or other IPA China Indemnified Party (including under this Section) under or pursuant to this Agreement.

11.6 Indemnification Claims.

(a) A person entitled to indemnification under this Section (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

(b) Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

(c) The Party not controlling such defense may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided, further, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

(d) The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(e) The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, denied or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

11.7 Insurance. Each Party shall, at its sole cost and expense, obtain and keep in force for the duration of this Agreement general liability insurance. Upon written request, each Party shall furnish to the other Party a certificate of insurance signed by an authorized representative of such Party’s insurance underwriter evidencing the insurance coverage required by this Agreement and providing, to the extent feasible, for at least thirty (30) days’ prior written notice to the other Party of any cancellation, termination, material change or reduction of such insurance coverage.

11.8 Disclaimers. EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, INCLUDING THIS ARTICLE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PRODUCTSS, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR NONINFRINGEMENT. Without limiting the foregoing, both Parties acknowledge that they have not and are not relying upon any implied warranty of any kind or upon any representation or warranty except as expressly warranted in this Agreement.

11.9 Limitation on Liability. EXCEPT TO THE EXTENT ARISING OUT OF ANY (a) VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, (b) CRIMINAL VIOLATION OF APPLICABLE LAWS, (c) GROSS NEGLIGENCE, FRAUD OR INTENTIONAL OR WILFUL MISCONDUCT (d) OR DISCLOSURE OF CONFIDENTIAL INFORMATION IN BREACH OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR EXEMPLARY, INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY TYPE OR AMOUNT (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) ARISING OUT OF ITS BREACH OF ANY PROVISION IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, THE PERFORMANCE OR FAILURE TO PERFORM HEREUNDER), EVEN IF SUCH DAMAGES WERE FORESEEABLE AND WHETHER SUCH DAMAGES ARISE IN TORT, IN CONTRACT OR OTHERWISE. IPA CHINA’S AGGREGATE LIABILITY TO VGE ARISING FROM THIS AGREEMENT, WHETHER IN CONTRACT OR TORT, WILL NOT EXCEED THE AMOUNTS PAID BY VGE FOR THE PURCHASE OF PRODUCTS THAT IT IS UNABLE TO SELL WITHIN THE TERRITORY.

ARTICLE 12

MISCELLANEOUS

12.1 Force Majeure. Other than the performance obligations under Articles 6 and 9 and Section 12.14 of this Agreement, any delay in the performance of any of the duties or obligations of either Party shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any (a) acts of a public enemy, insurrections, riots, embargoes, failures or delays by vendors, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of material or energy so long as all such acts are without the fault or negligence of and beyond the reasonable control of the Party claiming such excuse from performance or (b) acts of God. The Party claiming any such excuse shall give prompt notice to the other Party of such cause, and shall promptly take whatever reasonable steps are necessary to relieve the effect of such cause.

12.2 Notices. All notices hereunder shall be delivered as follows: (a) by facsimile and confirmed by first class mail (postage prepaid); (b) by registered or certified mail (postage prepaid); or (c) by overnight courier service, to the following addresses of the respective Parties:

If to VGE, to: VIASPACE Green Energy, Inc. Mr. Sung Chang 131 Bells Ferry Lane Marietta, Georgia 30066 ATTN: President	If to IPA China, to: Guangzhou Inter-Pacific Arts Mr. Sung Chang San Sheng Rd. DaLi Village, Tai He Town Guangzhou, China 510540 ATTN: President

Notices shall be effective upon receipt if delivered personally or by facsimile and confirmed by first class mail, on the third Business Day following the date of registered or certified mailing or on the first Business Day following the date of delivery to the overnight courier. A Party may change its address listed above by written notice to the other Party.

12.3 Governing Law. The laws of the State of Georgia, United States of America shall govern this Agreement; except, however, that with respect to any dispute that may arise under this Agreement in connection with a Party’s Intellectual Property Rights, including, without limitation, the enforceability of restrictive covenants with respect thereto, such dispute shall to the extent it may be otherwise governed by the laws of the various states, shall in such a case be governed by the laws of the State of Georgia, disregarding such states’ conflict of law provisions. The Parties disclaim application of the United Nations Convention on Contracts for the International Sale of Goods.

12.4 Alternative Dispute Resolution. Both Parties will attempt to settle any claim arising out of this Agreement through good-faith negotiation. The following process will be used to resolve disputes. The Parties will submit the dispute in writing to a senior executive from each Party. If those attempts fail, either Party may demand non-binding mediation, the cost of which will be shared equally by the Parties, except that each Party will pay its own attorney’s fees. Within thirty (30) days after written notice demanding mediation, the Parties will in good faith choose a mutually acceptable mediator. If the dispute cannot be resolved through mediation within ninety days, either Party may submit the dispute to a court of competent jurisdiction. Use of any dispute resolution procedure will not be construed under the doctrines of laches, waiver, or estoppel to adversely affect the rights of either Party. Either Party may resort to judicial proceedings for intellectual property disputes or if interim relief is necessary to prevent serious and irreparable injury.

12.5 Venue and Jurisdiction. The transactions contemplated in this Security Agreement shall be governed as to validity, interpretation, construction, effect, and in all other respects by the laws of the State of Georgia, without regard to the conflicts of laws principals thereof. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Georgia located in the County of Cobb and the United States District Court in and for the Northern District of Georgia for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated thereby. Each Party irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court, irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts, and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

12.6 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

12.7 Claim for Attorneys Fees In the event any attorney is employed by any Party to this Agreement with regard to any legal action, arbitration or other proceeding brought by any Party to this Agreement for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, then the prevailing Party, whether at trial or upon appeal, and in addition to any other relief to which the prevailing Party may be granted, shall be entitled to recover from the losing Party all costs, expenses, and a reasonable sum for attorney fees incurred by the prevailing Party in bringing or defending such action, arbitration, or proceeding, and in enforcing any judgment granted therein, all of which costs, expenses and attorneys fees shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such matter shall contain a specific provision providing for the recovery by the prevailing Party of attorney fees, costs, and expenses incurred in enforcing such judgment. For purposes of this Section, attorney fees shall include, without limitation, fees incurred in the following: post-judgment motions; contempt proceedings; garnishment, levy, and debtor and third Party examinations; discovery; and bankruptcy litigation.

12.8 Assignment. Neither this Agreement nor any of the rights or obligations of VGE may be assigned, encumbered, sublicensed or otherwise transferred by VGE, without the prior written consent of IPA China, in its discretion; provided, however, that VGE, without such consent, may assign this Agreement in connection with the transfer or sale of substantially all of its business or assets to which this Agreement pertains or in the event of its merger or consolidation with another company, except, however, that in no event shall this Agreement to assigned to any Person who is engaged in business activities involving any Competitive Product. Any permitted assignee of VGE shall assume all obligations of VGE under this Agreement. No assignment shall relieve VGE of responsibility for the performance of any accrued obligation which VGE then has hereunder. Any attempted assignment in violation of this provision is void. This Agreement may be assigned by IPA China in its sole discretion without prior notice.

12.9 Successors. This Agreement and the provisions hereof shall inure to the benefit of and be binding upon each Party and its successors and assigns.

12.10 Entire Agreement; Amendments. Unless the Parties otherwise agree in writing, this Agreement and the attached Exhibits represent the Parties’ entire understanding, and supersede all previous and contemporaneous agreements between the Parties, with respect to the subject matter contained herein. Each attached Exhibit is incorporated into this Agreement by reference. There are no promises, terms or conditions, oral or written, expressed or implied, other than those contained in this Agreement and/or the attached Exhibits. Except as expressly provided in this Agreement, this Agreement and each Exhibit may be modified or amended only by the Parties’ written agreement.

12.11 Exhibits. All Exhibits or descriptions referred to in this Agreement are expressly incorporated herein by reference and set forth in full, whether or not attached hereto.

12.12 Waiver; Severability. No delay or waiver (or single or partial exercise) on the part of either Party on any one or more occasions in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other right, power or privilege hereunder. Any such waiver shall be made in writing. If any provision of this Agreement or any Exhibit is held to be invalid or unenforceable to any extent, then: (a) such provision shall be interpreted, construed or reformed to the extent reasonably required to render it valid, enforceable and consistent with the Parties’ original intent underlying such provision and (b) such invalidity or unenforceability shall not affect any other provision of this Agreement or any other agreement between the Parties.

12.13 Equitable Relief. Each party hereby acknowledges that its breach of this Agreement would cause irreparable harm and significant injury to the other party that may be difficult to ascertain and that a remedy at law would be inadequate. Accordingly, each party shall have the right to seek and obtain injunctive relief to enforce obligations under the Agreement in addition to any other rights and remedies it may have, with the defending Party in such case waiving the right it may otherwise have to requiring the posting of a bond; provided, however, each party, shall have the right to immediately seek and obtain injunctive relief without any written notice to the other party or if such breach is of a nature that is not subject to cure or is otherwise based on any violation of applicable law or a breach of any covenant pursuant to which a Party agrees to refrain from any act under this Agreement, including, without limitation, Article 2, 9 or Section 12.15 of this Agreement.

12.14 Independent Contractor. The Parties are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturer. Neither Party shall have power or right to bind or obligate the other, nor hold itself out as having such authority.

12.15 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder; provided, however, that Sung Chang or his designee shall be a third party beneficiary under this Agreement for purposes of the right and enforcement thereof the to be paid timely by VGE the Legal Fees as set forth in Section 6.1 of this Agreement.

12.16 Restrictive Covenant. Neither Party (nor any of its Affiliates) shall, except with the prior written consent of the other, during the Term and for a period of two (2) years thereafter, solicit, employ or hire any employee then employed by the other Party, or any employee that has been in the other Party’s employ ninety (90) days prior to the date of expiration or termination of this Agreement.

12.17 Construction; Headings. This Agreement and all attached Exhibits shall be deemed to have been drafted by both Parties and shall not be construed against either Party as the draftsperson hereof. All section titles or headings contained in this Agreement and any Exhibit are for convenience only, shall not be deemed a part hereof or thereof and shall not affect the meaning or interpretation of this Agreement or any Exhibit. In this Agreement, the words “including” and “includes” shall be deemed to be followed by the phrase “without limitation.”

12.18 Counterparts. This Agreement and any amendment hereto, may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute a single Agreement, by and among each of the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VGE VIASPACE Green Energy Inc. By:__/s/ Samuel Chen______ Name: Samuel Chen Title: Authorized Director	IPA China Guangzhou Inter-Pacific Arts Corp. By:__/s/ Sung Chang___ Name: Sung Chang Title: President

EXHIBIT “A”

ROYALTY PAYMENTS

Running Royalty:

VGE shall pay IPA China for and during the Term a royalty of one percent (1%) on Net Sales (the “Running Royalty”) made in the VGE Territory. Payment of the Running Royalty shall be due and owing thirty (30) days following the end of the first calendar quarter during which such Net Sales are made and each calendar quarter thereafter, with each such calendar quarter beginning on January 1st, April 1st, July 1st and October 1st.